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                                                                      EXHIBIT 99


                              BANK ATLANTA, INC.

            1996 DIRECTORS AND EXECUTIVE OFFICERS' STOCK OPTION PLAN

1.   PURPOSE
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     The purpose of this Stock Option Plan (the "Plan") is to secure for Bank
Atlanta, Inc., a Georgia corporation which is a state chartered bank located in Decatur, Georgia (the "Bank"), and its shareholders the benefits arising from capital stock ownership by Directors and management by Executive Officers of the Bank who are expected to contribute to the Bank's future growth and success.

2.   ADMINISTRATION
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     (a) Shareholder Control. The Plan is effective as of July 10, 1996, and
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will remain in effect at the pleasure of the shareholders of the Bank. The
Shareholders reserve the right to terminate or modify the Plan at any time, although such modification or termination shall not affect any options granted prior to the time of such modification or termination.

     (b) Grant and Management. (Formerly before Shareholders approval B(iii)),
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the Plan shall be administered by two Directors of the Board of the Bank and two
non-director shareholders. If the Plan is administered by the Committee, it shall report all action taken by it to the Board of Directors. The Committee shall have the authority, subject to the rights of the shareholders and other express provisions of the Plan, to determine the Directors and Executive
Officers to whom and the time or times at which Option shall be granted and the number of shares and purchase price of common stock covered by each option, to construe the respective option agreements and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations which, in the judgment of the Committee, are necessary or desirable for the administration of the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall be deemed expedient to carry the Plan into effect, and it shall be the sole and final judgment of such expediency.

     (c) Indemnification. In addition to such other rights and indemnification
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that they may have as Directors of the Bank or as members of the Committee, the members of the Committee shall be indemnified by the Bank against the reasonable expenses, including attorney's fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with the defense of any action, or appeal therefrom, to which they or any of them may be a party by reason of any action option granted thereunder and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Bank) or paid by them in satisfaction of a judgment, except in relation to matters as to which it shall be adjudged in such action that such Committee member is liable for gross negligence or willful misconduct in the performance of his or her duties; provided that within 60 days after institution of any such action a Committee member shall in writing offer the Bank the opportunity, at its own expense, to handle and defend the same.
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3.   STOCK SUBJECT TO PLAN
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     Subject to adjudgment as provided in Sections 9 and 10 hereof, the Bank will reserve 120,000 shares of common stock of the Bank for issuance under the Plan. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for subsequent option grants under the Plan. If the Bank repurchases such shares that are issued pursuant to the Plan, the repurchased shares shall again be available for subsequent option grants under the Plan. Stock issuable upon exercise of an option granted under the Plan may be subject to such restrictions or transfer, repurchase rights, or other restrictions as shall be determined by the Committee.

4.  TERMS AND CONDITIONS OF DIRECTORS' OPTIONS
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     (a) Option Price. The Option Price per share with respect to each option
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shall be determined by the Committee, but in no instance shall be less than 85%
of the fair market value of the share of the Common Stock on the date of grant. For purposes hereof, fair market value shall be as determined by the Committee and such determination shall be binding upon the Company and upon the Optionee. The Committee shall determine the fair market value of the stock from all relevant available facts which may (but need not) include opinions of experts as to the value and may take into account any recent sales and purchases of stock to the extent they are represented.

     (b) Payment of Purchase Price. The Option Price shall be payable upon the
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exercise of the option in an amount equal to the number of shares being purchased times the per share Option Price. The Option Price shall be paid in cash or by check in United States currency; provided, however, the Committee may, in its discretion, provide that the exercise price of an option can also be paid by delivery to the Bank of shares of stock of the Bank already owned by the optionee having a fair market value (as determined pursuant to paragraph (a) of this section as of the date of transfer) equal in amount to the exercise price of the options being exercised or by a combination of delivery of such stock and cash or check.

     (c) Term of Options. Each option granted hereunder shall be exercisable
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immediately upon vesting and shall expire as determined by the Committee.
Notwithstanding the foregoing, in the event that any Director with less than five (5) years of Service (as hereinafter defined) is no longer a member of the Board, whether the Director's termination is voluntary or involuntary by death or otherwise, all options granted to such Director shall expire 60 days following the last date on which the Director is a member of the Board of Directors. The option may be exercised at any time during such 60 day period by the Director, his or her executor or personal representative, but if not exercised in full, all options shall expire on the 60th day following the Director's last day as a member of the Board of Directors. For purposes of this Agreement a "year of Service" shall be each full calendar during which an individual serves as a member of the Board of Directors so long as during such calendar year, such individual shall attend not less than seventy-five percent (75%) of the aggregate meetings of the Board of Directors and the Committees of the Board of Directors on which such individual serves. Years of Service completed prior to the date of this Agreement shall be counted towards an individual's Year of Service hereunder.

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     (d) Exercise of Options. Each option granted under the Plan shall be
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exercisable either in full or in part at such time or times as the holder of the option may choose during the option period.

5.   METHOD OF EXERCISE; CLASSIFICATION OF SHARES ACQUIRED PURSUANT TO EXERCISE
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     OF CERTAIN INCENTIVE STOCK OPTIONS
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     All options granted hereunder shall be exercised by written notice directed to the Treasurer of the Bank (or such other person that the Committee may designate) at its principal place of business, accompanied by payment, made in accordance with the terms of paragraph (b) of Section 4 hereof, of the Option Price for the number of shares specified in the notice of exercise and by any documents otherwise required. The Bank shall make delivery of such shares within a reasonable period of time; provided, however, that if any law or regulation
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required the Bank to take any action (including, but not limited to, the filing of a registration statement under the Securities Act of 1933 and causing such registration statement to become effective) with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action.

6.   NONTRANSFERABILITY OF OPTIONS
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     (a) No option granted under the Plan shall be assignable or transferable by the person to whom it is granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. During the life of the recipient, the option shall be exercisable only by such person or his guardian or legal representative.

     (b) No option granted under the Plan shall be pledged or otherwise alienated or hypothecated, except as provided in subsection (a) hereof.

7.   GENERAL RESTRICTIONS
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     (a) Investment Representations. The Bank may require any Director to whom
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an option is granted, as a condition of exercising such option, to give written assurances in substance and form satisfactory to the Bank to the effect that such person is acquiring the Stock subject to the option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Bank deems necessary or appropriate in order to comply with federal and applicable state securities laws.

     (b) Compliance With Securities Laws. Each option shall be subject to the
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requirement that, if at any time counsel to the Bank shall determine that the listing, registration, or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent to approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been affected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Bank to apply for or to obtain such listing, registration, or qualification.

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8.   RIGHTS AS A SHAREHOLDER
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     The holder of an option shall have no rights as a shareholder with respect to any shares covered by the option until the date of issue of a stock certificate to him or her for such shares and only after such shares are fully paid. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.


9.   RECAPITALIZATION
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     In the event that the outstanding shares of Stock of the Bank are changed into or exchanged for a different number or kind of shares or other securities of the Bank by reason of any recapitalization, reclassification, stock split, stock dividend, combination, or subdivision, appropriate adjustment shall be made in the number and kind of shares available under the Plan and under any options granted under Plan. No fractional shares shall be issued or optioned in making the foregoing adjustments. All adjustments made by the Committee under this Section shall be conclusive.

10.  REORGANIZATION
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     In case the Bank is merged or consolidated with another corporation and the
Bank is not the surviving corporation, or in case all or substantially all of the assets or more than 50% of the outstanding voting stock of the Bank is acquired by another corporation, or in case of a reorganization or liquidation of the Bank, the Committee, or the Board of Directors of any corporation assuming the obligations of the Bank, shall, as to outstanding options, either
(a) make appropriate provisions for the protection of any such outstanding options by the substitution on an equitable basis of appropriate stock of the Bank, or of the merged, consolidated, or otherwise reorganized corporation that will be issuable in respect to the shares of Stock of the Bank, or (b) upon written notice to the optionees, provide that all unexercised options must be exercised within a specified number of days of the date of such notice or they will be terminated. In any such case, the Committee may, in its discretion, accelerate the date on which outstanding options become exercisable.

11.  NO SPECIAL EMPLOYMENT RIGHTS
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     Nothing contained in the Plan or in any option granted under the Plan shall confer upon any option holder any right with respect to the continuation of his or her employment by the Bank (or any Parent of Subsidiary) or interfere in any way with the right of the company (or any Parent of Subsidiary), subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the option holder form the rate in existence at the time of the grant of an option.

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12.  DEFINITION OF SUBSIDIARY AND PARENT
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     (a) Subsidiary. The term "Subsidiary" as used in the Plan shall mean any
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corporation (other than the Bank) in an unbroken chain of corporations beginning with the Bank if, at the time of the determination, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     (b) Parent. The term "Parent" used in the Plan shall mean any corporation
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(other than the Bank) in an unbroken chain of corporations ending with the Bank if each of the corporations other than the Bank owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

13.  WITHHOLDING
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     The Bank's obligation to deliver shares upon the exercise of any option granted under the Plan shall be subject to the option holder's satisfaction of all applicable federal, state, and local income and employment tax and withholding requirements in a manner and form satisfactory to the Bank.

14.  TERMINATION
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     Unless sooner terminated in accordance with the terms herein, the Plan shall terminate upon the earlier of (i) the close of the business on the day next preceding the tenth anniversary of the date of its adoption by the Board of Directors, or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise of options granted under the Plan. If the date of termination is determined under (i) above, then options outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such options.

Adopted by shareholders on

Attest:  ____________________________

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